Exhibit 99.1

Mike Ahearn Transitions from Executive Chairman to Chairman of the Board of First Solar
James Zhu Appointed Interim CFO

TEMPE, Ariz. - Dec. 13, 2010 - First Solar, Inc. (NASDAQ: FSLR) today announced that Mike Ahearn will transition from Executive Chairman to Chairman of the Board of Directors effective January 1, 2011, a natural evolution of the leadership succession announced in 2009 when Rob Gillette was appointed Chief Executive Officer.
“First Solar is in good hands under Rob's leadership and well-positioned for its next wave of growth,” said Ahearn.
“We thank Mike for his unwavering dedication to First Solar and look forward to continuing to work with him,” said Gillette. “Mike has been steadfast in his commitment to First Solar's success and a champion of our mission.“
In addition, James Zhu, the company's Chief Accounting Officer, has been appointed interim Chief Financial Officer effective January 1, 2011. Zhu succeeds Jens Meyerhoff and will oversee First Solar's financial operations until a new CFO is named. As announced in July, Meyerhoff is fully transitioned from his role as CFO to President of First Solar's Utility Systems business, which provides complete large-scale photovoltaic (PV) system solutions for utility customers.
“We are confident James will transition seamlessly into this new role given his deep experience and knowledge of our financials and financial systems,” said Gillette. “This also frees Jens to be fully dedicated to running our Global Utility Systems business and managing our 2.2 GW captive project pipeline, which will be key drivers of our future growth.”
Zhu joined First Solar in 2007 as Vice President and Corporate Controller and has been Chief Accounting Officer since 2009. Prior to joining First Solar Zhu held positions in accounting and controlling at Salesforce.com, Chiron Corporation and KPMG, LLP. He is a Certified Public Accountant and earned a B.A. in economics in China and an M.B.A. in accounting from Golden Gate University.

For further information please contact:
Investors:
Larry Polizzotto
602-414 - 9315
lpolizzotto@firstsolar.com
or
Pam Hegarty
602-414-9315
phegarty@firstsolar.com

Media:
Ted Meyer
602-427-3318
media@firstsolar.com

About First Solar, Inc.
First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective, renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors:
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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